Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS

Second Quarter Net Bookings Grew 50% Year-Over-Year

Second Quarter GAAP Operating Income and Segment Operating Income Each Grew Over 70% Year-Over-Year

Blizzard Delivered Its First $1B Net Bookings Quarter and Record Segment Operating Income, Driven by the Successful Launch of Diablo IV

Merger Agreement with Microsoft Extended to October 18, 2023 In Return for Higher Termination Fee, New Commercial Arrangements. Activision Blizzard Board Declares $0.99 Per Share Dividend

Santa Monica, CA – July 19, 2023 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced second quarter 2023 results.

“This quarter, our talented teams delivered strong performance for our players and shareholders. We delivered a 50% year-over-year increase in net bookings, operating income growth over 70%, earnings per share growth over 80%, and a record quarter for Blizzard with over $1 billion in net bookings for the first time,” said Bobby Kotick, CEO of Activision Blizzard. “Most importantly, we continue to set new standards of excellence for workplace culture and provide joy and connection to hundreds of millions of players around the world. While we continue to have concerns about the economy and growing industry competition, we remain focused on the long-term opportunities ahead and completing our merger with Microsoft.”

Financial Metrics

	Q2
(in millions, except EPS)	2023	2022
GAAP Net Revenues	$2,207	$1,644
Impact of GAAP deferralsA	$254	$(7)

GAAP Diluted EPS	$0.74	$0.36
Non-GAAP Diluted EPS	$0.91	$0.48
Impact of GAAP deferralsA	$0.17	$(0.01)

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

Activision Blizzard Announces Q2 2023 Financial Results
For the quarter ended June 30, 2023, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.21 billion, as compared with $1.64 billion for the second quarter of 2022. GAAP net revenues from digital channels were $2.01 billion. GAAP operating margin was 26%. GAAP earnings per diluted share was $0.74, as compared with $0.36 for the second quarter of 2022. On a non-GAAP basis, Activision Blizzard’s operating margin was 32% and earnings per diluted share was $0.91, as compared with $0.48 for the second quarter of 2022.

Activision Blizzard generated $590 million in operating cash flow for the quarter as compared with $198 million for the second quarter of 2022.

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics
For the quarter ended June 30, 2023, Activision Blizzard’s net bookingsB were $2.46 billion, as compared with $1.64 billion for the second quarter of 2022. In-game net bookingsC were $1.56 billion, as compared with $1.20 billion for the second quarter of 2022.

For the quarter ended June 30, 2023, overall Activision Blizzard Monthly Active Users (MAUs)D were 356 million.

Microsoft Transaction
As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. The transaction has been approved by the boards of directors of both Activision Blizzard and Microsoft and by Activision Blizzard’s stockholders.

On July 18, 2023, Activision Blizzard and Microsoft entered into an agreement waiving certain rights to terminate the merger agreement if the merger has not been consummated prior to October 18, 2023. The terms of the agreement include an increase in the termination fee payable to Activision Blizzard from $3.0 billion to $3.5 billion if the transaction is terminated after August 29, 2023, and to $4.5 billion if the transaction is terminated after September 15, 2023. The agreement also includes amendments to Activision Blizzard’s commercial Xbox arrangements with Microsoft, valued at up to $250 million for each of fiscal years 2023 and 2024. The agreement further enables Activision Blizzard to declare and pay one regular cash dividend for fiscal year 2023 of up to $0.99 per share, prior to and not contingent on the closing of the transaction. Please refer to our Current Report on Form 8-K filed on July 19, 2023 for further detail.

Also on July 18, 2023, the Company’s Board of Directors declared a cash dividend of $0.99 per share of the Company’s outstanding common stock, payable on August 17, 2023, to shareholders of record at the close of business on August 2, 2023 from cash on hand.

Activision Blizzard Announces Q2 2023 Financial Results

Conference Call and Earnings Presentation
In light of the proposed transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing detailed quantitative financial guidance in conjunction with its second quarter 2023 earnings release. For further detail and discussion of our financial performance, please refer to Activision Blizzard's upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Selected Business Highlights
Activision Blizzard continued to connect and engage the world through epic entertainment in the second quarter. Our talented teams delivered compelling content across platforms, geographies and business models, delighting our communities and driving strong financial results. Net bookings grew 50% year-over-year in the second quarter, while GAAP operating income and segment operating income each grew over 70% year-over-year.

Each of our business units grew net bookings year-over-year in the second quarter. Blizzard delivered its first $1 billion net bookings quarter following the record-setting launch of Diablo® IV, Blizzard’s fastest-selling title to date. Player investment in live operations content drove 17% year-over-year net bookings growth for Activision and another quarterly net bookings record at King. Activision Blizzard in-game net bookings grew 30% year-over-year in the second quarter, and represent over 60% of total net bookings over the last 12 months. Net bookings on the mobile platform grew 4% year-over-year, and represent approximately 40% of total net bookings over the last 12 months.

We expect to deliver strong financial performance for the full year, driven by the successful reinvigoration of the Diablo franchise and growth in live operations across the company. We do remain cognizant of risks, including those related to our execution, the consumer spending environment, and the labor market, and we are forecasting our second half content releases prudently. We continue to expect at least high-teens year-over-year growth for GAAP revenue in 2023, and at least high-single digit year-over-year growth in net bookings and total segment operating income for the year. This outlook does not incorporate potential financial benefits included in the Microsoft extension announced today.

Activision
•Activision segment revenue grew 17% year-over-year in the second quarter, while operating income increased over 80% year-over-year, driven by growth across the Call of Duty® franchise.

•Net bookings on PC and console grew strongly year-over-year, as players continued to engage and invest in the Call of Duty: Modern Warfare® II universe. Premium Call of Duty sales grew sharply year-over-year. Second quarter in-game net bookings were higher than both the first quarter and the year ago period, with Season 3 being the highest-grossing Modern Warfare II in-game season to date, driven by a strong community response to gameplay enhancements and the new BlackCell battle pass offering. Our teams are looking forward to releasing additional seasons of new content and ongoing community updates in the coming months.

Activision Blizzard Announces Q2 2023 Financial Results
•Call of Duty Mobile engagement and net bookings were stable year-over-year, with the team continuing to see a positive response to enhancements to the player experience and optimization of live operations. Lifetime worldwide consumer spending on Call of Duty Mobile since its October 2019 launch passed $3 billion in the second quarter.

•Call of Duty approaches its 20-year anniversary in October with around 90 million monthly players, with over half of all engagement on the mobile platform. Activision’s teams are hard at work on major new installments in the franchise slated for the fourth quarter. Development of this year's full annual premium release on PC and console is proceeding well. Call of Duty: Warzone Mobile™, an ambitious, internally developed mobile game tightly integrated with the PC and console experience, continues to progress through regional testing.

Blizzard
•In the second quarter, Blizzard segment revenue grew over 160% year-over-year and operating income more than tripled year-over-year, each setting new quarterly records, driven by the launch of Diablo IV.

•As of the end of the second quarter, Diablo IV had sold-through more units than any other Blizzard title at an equivalent stage of release. Over 10 million players experienced Diablo IV in June, playing for over 700 million hours, and retention trends for the title are particularly strong.

•The launch of Diablo IV marks the start of a live service plan designed to deeply engage the Diablo community and create opportunities for continued player investment. July 20 sees the release of Diablo IV’s first quarterly season, Season of the Malignant, bringing new themes, content, and fresh gameplay to the community. Blizzard’s teams are also making strong progress on expansions that will deliver major new features and continue the game’s acclaimed narrative for many years to come.

•Following the launch of Diablo IV, Blizzard also saw increased engagement in Diablo ImmortalTM, with June monthly net bookings for the mobile and PC title reaching the highest level since January. Elsewhere on mobile, Warcraft: Arclight RumbleTM, an action strategy game internally developed at Blizzard, continues to progress through testing ahead of its regional soft launch.

•Blizzard continued to engage the Overwatch® and Warcraft® communities with live operations in the second quarter. While engagement and player investment in Overwatch 2 declined sequentially in the quarter, the Overwatch team is looking forward to the August 10 release of Overwatch 2: Invasion. This will be the largest seasonal update yet, planned to include new PVE Story Missions, a new game mode, and a new hero progression system as well as an additional hero.

•The World of Warcraft® team is delivering more content faster than ever before following the November release of the Dragonflight™ expansion for the Modern game, and subscriber retention in the West remains higher than at the equivalent stage of recent Modern expansions.

Activision Blizzard Announces Q2 2023 Financial Results

King
•King segment revenue grew 9% year-over-year to a new quarterly record, equivalent to 10% year-over-year growth on a constant currency basisE, again driven by strong execution across Candy Crush™ live operations and user acquisition. Segment operating income was slightly lower year-over-year due to increased investment in marketing, which is expected to contribute to operating income growth in future quarters.

•In-game net bookings increased 10% year-over-year. The spring Candy Crush All Stars tournament, the first to include contestants from multiple continents, drove particularly strong year-over-year growth in installs and player investment in the Candy Crush franchise in April. Candy Crush payer numbers again grew year-over-year in the second quarter, and Candy Crush was the top-grossing game franchise in the U.S. app stores1 for the 24th quarter in a row.

•In the second quarter King saw further benefits from the acquisition of Peltarion, an AI technology company acquired in June 2022. Peltarion’s machine learning technology is helping King to accelerate the production and testing of Candy Crush live operations and to offer more relevant game content to players. King is now working on additional use cases involving generative AI to assist its developers in accelerating their workflow.

•King’s advertising business grew year-over-year in the second quarter, with growth across direct brand advertisers and partner networks. Direct sales benefited from the rollout of innovative new ad formats and success in targeting new verticals, while indirect growth was driven by enhancements to our platform and the ramp of new partners.

Building the Model Workplace
Activision Blizzard remains focused on setting a new standard for workplace excellence and transparency. In May, the company released its first annual Transparency Report, explaining how we are delivering on our commitments to employees, shareholders, players, and other stakeholders, and highlighting the work that has helped us to build what we believe is among the most welcoming and inclusive workplaces in our industry. The report contains detailed reviews of the policies, processes, and programs Activision Blizzard employs to achieve its workplace ambitions, as well as comprehensive data and details of workplace conduct. We believe we are among a handful of Fortune 500 companies sharing this level of workplace detail, and in doing so, we hope to encourage other organizations to follow suit. Please refer to our DEFA14A filed on May 31, 2023 for further detail.

Activision Blizzard Announces Q2 2023 Financial Results
Overwatch League™
As previously disclosed, our collaborative arrangements for our professional esports leagues continue to face headwinds. During the second quarter, we amended certain terms of our collaborative arrangements with team entities participating in the Overwatch League. According to the amended terms, following the conclusion of the current Overwatch League season, the teams will vote on an updated operating agreement. If the teams do not vote to continue under an updated operating agreement, a termination fee of $6 million will be payable to each participating team entity (total fee of approximately $114 million). As of June 30, 2023, a termination liability has not been accrued. Total revenues from the Overwatch League comprise less than 1% of our consolidated net revenues.

Balance Sheet
Cash and short-term investments at the end of the second quarter stood at $13.2 billion, and Activision Blizzard ended the quarter with a net cashF position of approximately $9.5 billion.

Activision Blizzard Disclosure Channels to Disseminate Information
Activision Blizzard, Inc. (“Activision Blizzard”) discloses information to the public concerning Activision Blizzard, Activision Blizzard’s products, content and services, and other items through a variety of disclosure channels in order to achieve broad, non-exclusionary distribution of information to the public. Some of the information distributed through these disclosure channels may be considered material information. Investors and others are encouraged to review the information we make public in the locations below.2 This list may be updated from time to time.

•For information concerning Activision Blizzard and its products, content and services, please visit: https://www.activisionblizzard.com.
•For information provided to the investment community, including news releases, events and presentations, and filings with the U.S. Securities and Exchange Commission, please visit: https://investor.activision.com.
•For the latest information from Activision Blizzard, including press releases and the Activision Blizzard blog, please visit: https://www.activisionblizzard.com/newsroom.
•For additional information, please follow Activision Blizzard’s and Lulu Cheng Meservey’s (Activision Blizzard’s Executive Vice President, Corporate Affairs and Chief Communications Officer) Twitter accounts: https://twitter.com/atvi_ab and https://twitter.com/lulumeservey. Except with respect to communications regarding Activision Blizzard, Ms. Meservey’s social media communications from https://twitter.com/lulumeservey are personal communications of Ms. Meservey and are not communications on behalf of Activision Blizzard.

Activision Blizzard Announces Q2 2023 Financial Results
About Activision Blizzard
Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video games we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our games. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com2.

1 Based on data.ai Intelligence

2 These corporate websites and social media channels, and the contents thereof, are not incorporated by reference into this press release nor deemed filed with the U.S. Securities and Exchange Commission.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

Activision Blizzard Announces Q2 2023 Financial Results
B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of microtransactions and downloadable content sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

E Year-over-year growth on a constant currency basis is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive constant-currency year-over-year performance. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations.
•Total net bookings increased by 50% year-over-year for the second quarter of 2023. On a constant currency basis, total net bookings increased 51% year-over-year for the second quarter of 2023 as currency rate changes negatively impacted year-over-year growth in the quarter by 1 percentage point.
•Activision segment net revenues grew by 17% year-over-year, Blizzard segment net revenues grew by 164%, and King segment net revenues grew by 9% for the second quarter of 2023. On a constant currency year-over-year basis, Activision segment net revenue grew 19%, Blizzard segment net revenue grew 172%, and King segment net revenue grew 10% for the second quarter of 2023, as currency rate changes negatively impacted Activision segment net revenue year-over-growth by 2 percentage points, Blizzard segment net revenue year-over-growth by 8 percentage points, and King segment net revenue year-over-year growth by 1 percentage point.

F Net cash is defined as cash and cash equivalents ($10.8B as of June 30, 2023) and short-term investments ($2.4B as of June 30, 2023) minus gross debt ($3.7B as of June 30, 2023).

Activision Blizzard Announces Q2 2023 Financial Results
Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•expenses related to share-based compensation, including liability awards accounted for under ASC 718;
•the amortization of intangibles from purchase price accounting;
•fees and other expenses related to mergers and acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•restructuring and related charges;
•expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023;
•other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

Activision Blizzard Announces Q2 2023 Financial Results
In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products, services, features or other content; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft pursuant to the Agreement and Plan of Merger, dated as of January 18, 2022, by and among Activision Blizzard, Microsoft, and Anchorage Merger Sub Inc., a wholly owned subsidiary of Microsoft (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement” and such transaction, “the proposed transaction with Microsoft”), including any statements regarding the expected timetable for completing the proposed transaction with Microsoft, the ability to complete the proposed transaction with Microsoft, and the expected benefits of the proposed transaction with Microsoft; (5) statements regarding building the model workplace; (6) statements regarding potential termination fees payable in connection with the Overwatch League; and (7) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

Activision Blizzard Announces Q2 2023 Financial Results
We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction with Microsoft may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the proposed transaction with Microsoft, including the receipt of certain governmental and regulatory approvals (which may or may not be received on a timely basis or at all); the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed transaction with Microsoft on our business relationships, operating results, and business generally; risks that the proposed transaction with Microsoft disrupts our current plans and operations and potential difficulties in employee retention and recruitment as a result of the proposed transaction with Microsoft; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement or the transactions contemplated thereby; restrictions during the pendency of the proposed transaction with Microsoft that may impact our ability to pursue certain business opportunities or strategic transactions; uncertainty about current and future economic conditions and other adverse changes in general political conditions in any of the major countries in which we do business; decline in demand for our products and services if general economic conditions decline; fluctuations in currency exchange rates; our ability to deliver popular, high-quality content in a timely manner; negative impacts on our business resulting from concerns regarding our workplace, including associated legal proceedings; our ability to attract, retain, and motivate skilled personnel; future impacts from COVID-19; the level of demand for our games and products; our ability to meet customer expectations with respect to our brands, games, services, and/or business practices; competition; our reliance on a relatively small number of franchises for a significant portion of our revenues and profits; negative impacts from the results of collective bargaining, legal proceedings related to unionization, or campaigns by unions directed at our workforce; our ability to adapt to rapid technological change and allocate our resources accordingly; the increasing importance of digital sales and the risks of that business model; our ability to effectively manage the scope and complexity of our business, including risks related to our professional esports business model; our reliance on third-party platforms, which are also our competitors, for the distribution of products; our dependence on the success and availability of video game consoles manufactured by third parties and our ability to develop commercially successful products for these consoles; the increasing importance of free-to-play games and the risks of that business model; the risks and uncertainties of conducting business outside the U.S., including the need for regulatory approval to operate, the relatively weaker protection for our intellectual property rights, and the impact of cultural differences on consumer preferences; insolvency or business failure of any of our business partners; the importance of retail sales to our business and the risks of that business model; any difficulties in integrating acquired businesses or realizing the anticipated benefits of strategic transactions; seasonality in the sale of our products; fluctuation in our recurring business; the risk of distributors, retailers, development, and licensing partners or other third parties being unable to honor their commitments or otherwise putting our brand at risk; our reliance on tools and technologies owned by third parties; our use of open source software; risks associated with undisclosed content or features in our games; impact of objectionable consumer- or other third-party-created content on our operating results or reputation; outages, disruptions, or degradations in our services, products, and/or technological infrastructure; cybersecurity-related attacks, significant data breaches, fraudulent activity, or disruption of our information technology systems or networks; significant disruption during our live events; catastrophic events; climate change; provisions in our corporate documents and Delaware state law that could delay or prevent a change of control; other legal proceedings; increasing regulation in key territories over our business, products, and distribution; changes in government regulation relating to the Internet; our compliance with evolving data privacy laws and regulations; scrutiny regarding the appropriateness of the content in our games and our ability to receive target ratings for certain titles; changes in tax rates and/or tax laws and exposure to additional tax liabilities; changes in financial accounting standards or the application of existing or future standards as our business evolves; and the other factors included in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission.

Activision Blizzard Announces Q2 2023 Financial Results
The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard, Inc.

Investors and Analysts:
ir@activisionblizzard.com
or
Press:
pr@activisionblizzard.com

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(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues
Product sales	$520	$304	$1,215	$690
In-game, subscription, and other revenues	1,687	1,340	3,375	2,722
Total net revenues	2,207	1,644	4,590	3,412

Costs and expenses
Cost of revenues—product sales:
Product costs	116	80	252	172
Software royalties and amortization	105	63	207	144
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	373	317	736	605
Software royalties and amortization	62	25	126	43
Product development	405	311	807	658
Sales and marketing	333	263	611	514
General and administrative	230	247	468	459
Total costs and expenses	1,624	1,306	3,207	2,595

Operating income	583	338	1,383	817

Interest expense from debt	27	27	54	54
Other (income) expense, net	(168)	(10)	(290)	(23)
Income before income tax expense	724	321	1,619	786

Income tax expense	137	41	291	111

Net income	$587	$280	$1,328	$675

Basic earnings per common share	$0.75	$0.36	$1.69	$0.86
Weighted average common shares outstanding	786	782	785	781

Diluted earnings per common share	$0.74	$0.36	$1.67	$0.86
Weighted average common shares outstanding assuming dilution	794	788	793	787

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$10,770	$7,060
Held-to-maturity investments	2,314	4,932
Accounts receivable, net	1,035	1,204
Software development	762	640
Other current assets	615	633
Total current assets	15,496	14,469
Software development	684	641
Property and equipment, net	204	193
Deferred income taxes, net	1,289	1,201
Other assets	479	508
Intangible assets, net	437	442
Goodwill	9,929	9,929
Total assets	$28,518	$27,383

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$225	$324
Deferred revenues	1,877	2,088
Accrued expenses and other liabilities	1,220	1,143
Total current liabilities	3,322	3,555
Long-term debt, net	3,612	3,611
Deferred income taxes, net	32	158
Other liabilities	759	816
Total liabilities	7,725	8,140

Shareholders' equity
Common stock	—	—
Additional paid-in capital	12,489	12,260
Treasury stock	(5,563)	(5,563)
Retained earnings	14,498	13,171
Accumulated other comprehensive loss	(631)	(625)
Total shareholders’ equity	20,793	19,243
Total liabilities and shareholders’ equity	$28,518	$27,383

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	Year over Year
	2022	2022	2022	2023	2023	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$198	$257	$1,123	$577	$590	198%
Capital Expenditures	37	15	24	37	23	(38)
Non-GAAP Free Cash Flow[1]	$161	$242	$1,099	$540	$567	252

Operating Cash Flow - TTM[2]	$2,022	$1,758	$2,220	$2,155	$2,547	26
Capital Expenditures - TTM[2]	96	88	91	113	99	3
Non-GAAP Free Cash Flow[1] - TTM[2]	$1,926	$1,670	$2,129	$2,042	$2,448	27%
1Non-GAAP free cash flow represents operating cash flow minus capital expenditures.
2TTM represents trailing twelve months. Operating Cash Flow for three months ended September 30, 2021, three months ended December 31, 2021, and three months ended March 31, 2022, were $521 million, $661 million, and $642 million, respectively. Capital Expenditures for the three months ended September 30, 2021, three months ended December 31, 2021, and three months ended March 31, 2022, were $23 million, $21 million, and $15 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2023	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$2,207	$116	$105	$373	$62	$405	$333	$230	$1,624
Share-based compensation[1]	—	—	(19)	(1)	(4)	(45)	(8)	(25)	(102)
Partnership wind down and related costs[2]	—	—	—	—	—	—	—	2	2
Merger and acquisition-related fees and other expenses[3]	—	—	—	—	—	—	—	(21)	(21)
Non-GAAP Measurement	$2,207	$116	$86	$372	$58	$360	$325	$186	$1,503
Net effect of deferred revenues and related cost of revenues[4]	$254	$(6)	$98	$3	$(3)	$—	$—	$—	$92

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$583	$587	$0.75	$0.74
Share-based compensation[1]	102	102	0.13	0.13
Partnership wind down and related costs[2]	(2)	(2)	—	—
Merger and acquisition-related fees and other expenses[3]	21	21	0.03	0.03
Income tax impacts from items above[5]	—	16	0.02	0.02
Non-GAAP Measurement	$704	$724	$0.92	$0.91
Net effect of deferred revenues and related cost of revenues[4]	$162	$130	$0.17	$0.17

1Reflects expenses related to share-based compensation.
2Reflects expenses related to the wind down of our partnership with NetEase, Inc. ("NetEase") in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
3Reflects fees and other expenses related to our proposed transaction with Microsoft Corporation ("Microsoft"), primarily legal and advisory fees.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2023	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$4,590	$252	$207	$736	$126	$807	$611	$468	$3,207
Share-based compensation[1]	—	—	(38)	(2)	(8)	(99)	(17)	(62)	(226)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(1)	(4)
Partnership wind down and related costs[3]	—	—	—	—	—	—	—	(2)	(2)
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(42)	(42)
Non-GAAP Measurement	$4,590	$252	$169	$734	$115	$708	$594	$361	$2,933
Net effect of deferred revenues and related cost of revenues[5]	$(274)	$(26)	$65	$(4)	$(1)	$—	$—	$—	$34

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,383	$1,328	$1.69	$1.67
Share-based compensation[1]	226	226	0.29	0.29
Amortization of intangible assets[2]	4	4	0.01	0.01
Partnership wind down and related costs[3]	2	2	—	—
Merger and acquisition-related fees and other expenses[4]	42	42	0.05	0.05
Income tax impacts from items above[6]	—	(13)	(0.02)	(0.02)
Non-GAAP Measurement	$1,657	$1,589	$2.02	$2.00
Net effect of deferred revenues and related cost of revenues[5]	$(308)	$(262)	$(0.33)	$(0.33)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects expenses related to the wind down of our partnership with NetEase in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$1,644	$80	$63	$317	$25	$311	$263	$247	$1,306
Share-based compensation[1]	—	—	(2)	(1)	—	(47)	(14)	(36)	(100)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	3	3
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(16)	(16)
Non-GAAP Measurement	$1,644	$80	$61	$316	$25	$264	$249	$196	$1,191
Net effect of deferred revenues and related cost of revenues[5]	$(7)	$(7)	$(30)	$17	$14	$—	$—	$—	$(6)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$338	$280	$0.36	$0.36
Share-based compensation[1]	100	100	0.13	0.13
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	(3)	(3)	—	—
Merger and acquisition-related fees and other expenses[4]	16	16	0.02	0.02
Income tax impacts from items above[6]	—	(15)	(0.02)	(0.02)
Non-GAAP Measurement	$453	$380	$0.49	$0.48
Net effect of deferred revenues and related cost of revenues[5]	$(1)	$(8)	$(0.01)	$(0.01)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$3,412	$172	$144	$605	$43	$658	$514	$459	$2,595
Share-based compensation[1]	—	—	(6)	(3)	—	(100)	(29)	(61)	(199)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(4)	(4)
Restructuring and related costs[3]	—	—	—	—	—	—	—	5	5
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(48)	(48)
Non-GAAP Measurement	$3,412	$172	$138	$602	$43	$558	$485	$351	$2,349
Net effect of deferred revenues and related cost of revenues[5]	$(293)	$(22)	$(68)	$16	$17	$—	$—	$—	$(57)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$817	$675	$0.86	$0.86
Share-based compensation[1]	199	199	0.25	0.25
Amortization of intangible assets[2]	4	4	—	—
Restructuring and related costs[3]	(5)	(5)	(0.01)	(0.01)
Merger and acquisition-related fees and other expenses[4]	48	48	0.06	0.06
Income tax impacts from items above[5]	—	(39)	(0.05)	(0.05)
Non-GAAP Measurement	$1,063	$882	$1.13	$1.12
Net effect of deferred revenues and related cost of revenues[5]	$(236)	$(213)	$(0.27)	$(0.27)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	June 30, 2023				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$574	$1,049	$747	$2,370	$84	$659	$63	$806
Intersegment net revenues[1]	—	9	—	9	—	(2)	—	(2)
Segment net revenues	$574	$1,058	$747	$2,379	$84	$657	$63	$804

Segment operating income	$167	$409	$266	$842	$75	$315	$(5)	$385

Operating Margin				35.4%

	June 30, 2022
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$490	$390	$684	$1,564
Intersegment net revenues[1]	—	11	—	11
Segment net revenues	$490	$401	$684	$1,575

Segment operating income	$92	$94	$271	$457

Operating Margin				29.0%

Six Months Ended	June 30, 2023				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,154	$1,484	$1,486	$4,124	$211	$829	$120	$1,160
Intersegment net revenues[1]	—	17	—	17	—	(3)	—	(3)
Segment net revenues	$1,154	$1,501	$1,486	$4,141	$211	$826	$120	$1,157

Segment operating income	$346	$466	$507	$1,319	$195	$318	$(7)	$506

Operating Margin				31.9%

	June 30, 2022
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$943	$655	$1,366	$2,964
Intersegment net revenues[1]	—	20	—	20
Segment net revenues	$943	$675	$1,366	$2,984

Segment operating income	$151	$148	$514	$813

Operating Margin				27.2%

1Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounted for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; certain partnership wind down and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation to consolidated net revenues:
Segment net revenues	$2,379	$1,575	$4,141	$2,984
Revenues from non-reportable segments[1]	91	73	192	155
Net effect from recognition (deferral) of deferred net revenues[2]	(254)	7	274	293
Elimination of intersegment revenues[3]	(9)	(11)	(17)	(20)
Consolidated net revenues	$2,207	$1,644	$4,590	$3,412

Reconciliation to consolidated income before income tax expense:
Segment operating income	$842	$457	$1,319	$813
Operating income (loss) from non-reportable segments[1]	24	(5)	30	14
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	(162)	1	308	236
Share-based compensation expense[4]	(102)	(100)	(226)	(199)
Amortization of intangible assets	—	(2)	(4)	(4)
Restructuring and related costs[5]	—	3	—	5
Partnership wind down and related costs[6]	2	—	(2)	—
Merger and acquisition-related fees and other expenses[7]	(21)	(16)	(42)	(48)
Consolidated operating income	583	338	1,383	817
Interest expense from debt	27	27	54	54
Other (income) expense, net	(168)	(10)	(290)	(23)
Consolidated income before income tax expense	$724	$321	$1,619	$786

1Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
2Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
3Intersegment revenues reflect licensing and service fees charged between segments.
4Reflects expenses related to share-based compensation.
5Reflects restructuring initiatives.
6Reflects expenses related to the wind down of our partnership with NetEase in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
7Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$2,012	91%	$1,474	90%	$538	36%
Retail channels	81	4	65	4	16	25
Other[3]	114	5	105	6	9	9
Total consolidated net revenues	$2,207	100%	$1,644	100%	$563	34

Change in deferred revenues[4]
Digital online channels[2]	$282		$44
Retail channels	(21)		(50)
Other[3]	(7)		(1)
Total changes in deferred revenues	$254		$(7)

	Six Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$4,168	91%	$3,063	90%	$1,105	36%
Retail channels	185	4	151	4	34	23
Other[3]	237	5	198	6	39	20
Total consolidated net revenues	$4,590	100%	$3,412	100%	$1,178	35

Change in deferred revenues[4]
Digital online channels[2]	$(165)		$(178)
Retail channels	(90)		(115)
Other[3]	(19)		—
Total changes in deferred revenues	$(274)		$(293)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$556	25%	$376	23%	$180	48%
PC	594	27	332	20	262	79
Mobile and ancillary[2]	943	43	831	51	112	13
Other[3]	114	5	105	6	9	9
Total consolidated net revenues	$2,207	100%	$1,644	100%	$563	34

Change in deferred revenues[4]
Console	$26		$(97)
PC	246		25
Mobile and ancillary[2]	(11)		66
Other[3]	(7)		(1)
Total changes in deferred revenues	$254		$(7)

	Six Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$1,194	26%	$859	25%	$335	39%
PC	1,259	27	716	21	543	76
Mobile and ancillary[2]	1,900	41	1,639	48	261	16
Other[3]	237	5	198	6	39	20
Total consolidated net revenues	$4,590	100%	$3,412	100%	$1,178	35

Change in deferred revenues[4]
Console	$(255)		$(317)
PC	43		(55)
Mobile and ancillary[2]	(43)		79
Other[3]	(19)		—
Total changes in deferred revenues	$(274)		$(293)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Mobile and ancillary primarily include revenues from mobile devices.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$1,278	58%	$982	60%	$296	30%
EMEA[2]	660	30	470	29	190	40
Asia Pacific	269	12	192	12	77	40
Total consolidated net revenues	$2,207	100%	$1,644	100%	$563	34

Change in deferred revenues[3]
Americas	$72		$(10)
EMEA[2]	67		(21)
Asia Pacific	115		24
Total changes in deferred revenues	$254		$(7)

	Six Months Ended
	June 30, 2023		June 30, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$2,656	58%	$1,999	59%	$657	33%
EMEA[2]	1,359	30	996	29	363	36
Asia Pacific	575	13	417	12	158	38
Total consolidated net revenues	$4,590	100%	$3,412	100%	$1,178	35

Change in deferred revenues[3]
Americas	$(251)		$(186)
EMEA[2]	(97)		(111)
Asia Pacific	74		4
Total changes in deferred revenues	$(274)		$(293)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
3Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

					Trailing Twelve Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	June 30, 2023
GAAP Net Income	$435	$403	$740	$587	$2,165
Interest expense from debt	27	27	27	27	108
Other income (expense), net	(42)	(117)	(122)	(168)	(449)
Provision for income taxes	65	55	155	137	412
Depreciation and amortization	29	28	21	18	96
EBITDA	514	396	821	601	2,332

Share-based compensation expense[1]	102	161	124	102	489
Restructuring and related costs[2]	2	—	—	—	2
Partnership wind down and related costs[3]	—	27	4	(2)	29
Merger and acquisition-related fees and other expenses[4]	10	10	21	21	62
Adjusted EBITDA	$628	$594	$970	$722	$2,914

Change in deferred net revenues and related cost of revenues[5]	$25	$1,059	$(471)	$162	$775

1Reflects expenses related to share-based compensation.
2Reflects restructuring initiatives.
3Reflects expenses related to the wind down of our partnership with NetEase in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	$ Increase (Decrease)	% Increase (Decrease)	2023	2022	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$2,461	$1,637	$824	50%	$4,316	$3,119	$1,197	38%
In-game net bookings[2]	$1,562	$1,197	$365	30%	$2,851	$2,208	$643	29%

1We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.
2In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
Activision	94	97	111	98	92
Blizzard	27	31	45	27	26
King	240	240	233	243	238
Total MAUs	361	368	389	368	356

3We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.